                                                                     EXHIBIT 5


================================================================================


                             COORDINATION AGREEMENT



                                    Between



                                 FRANCE TELECOM



                                      and



                              DEUTSCHE TELEKOM AG



                           Dated as of July 31, 1995


===============================================================================


                               TABLE OF CONTENTS

                                                                         Page
ARTICLE I    PRINCIPLES OF COORDINATION..................................  5
     Section 1.1  Joint or Coordinated Action............................  5
     Section 1.2  Relative Shareholdings.................................  5
     Section 1.3  Holdings of Associates.................................  5
     Section 1.4  No Impairment of Rights................................  6
     Section 1.5  Further Assurances.....................................  6

ARTICLE II   PURCHASES OF CLASS A STOCK................................... 6
     Section 2.1  Optional Purchase Rights................................ 6
     Section 2.2  Pricing Elections....................................... 7
     Section 2.3  Conversion Elections.................................... 7
     Section 2.4  Redemption Election..................................... 8
     Section 2.5  Qualified Stock Purchasers.............................. 8

ARTICLE III  PURCHASES OF COMMON STOCK.................................... 8
     Section 3.1  Applicability........................................... 8
     Section 3.2  Purchase Allocations.................................... 8
     Section 3.3  Coordination of Market Purchases........................ 9

ARTICLE IV   GOVERNANCE PROVISIONS........................................ 9
     Section 4.1  Voting of Securities.................................... 9
     Section 4.2  Mutual Support of Board Nominees........................10
     Section 4.3  Number of Directors.....................................10
     Section 4.4  Committee Representation................................10
     Section 4.5  Replacement of Directors................................10
     Section 4.6  Stockholder Matters.....................................11
     Section 4.7  Actions with Respect to Obligations
                    of the Company........................................11

ARTICLE V    LONG DISTANCE ASSETS.........................................12
     Section 5.1  Sale of Long Distance Assets............................12
     Section 5.2  Qualified LD Purchasers.................................12
     Section 5.3  Lien Foreclosures.......................................13

ARTICLE VI   SALES OF SHARES..............................................13
     Section 6.1  Right of First Offer....................................13
     Section 6.2  Sales of Shares to the Company..........................14
     Section 6.3  Coordination of Market Sales............................14
     Section 6.4  Registration Rights.....................................14

ARTICLE VII  CHANGE OF CONTROL OF THE COMPANY.............................15
     Section 7.1  Joint Action............................................15
     Section 7.2  Competing Proposals.....................................15

ARTICLE VIII INDEMNIFICATION..............................................15
     Section 8.1  Indemnification.........................................15
     Section 8.2  Additional Provisions...................................16



 ARTICLE IX  MISCELLANEOUS................................................16
     Section 9.1  Termination.............................................16
     Section 9.2  Notices.................................................17
     Section 9.3  Waiver, Amendment, etc..................................18
     Section 9.4  No Partnership..........................................18
     Section 9.5  Binding Agreement; Transfers; No Third
                    Party Beneficiaries...................................18
     Section 9.6  No Assignment of Certain Purchase Rights................18
     Section 9.7  Qualified Subsidiaries..................................19
     Section 9.8  Governing Law; Dispute Resolution;
                     Equitable Relief.....................................19
     Section 9.9  Severability............................................19
     Section 9.10 Headings; Counterparts..................................20
     Section 9.11 Entire Agreement........................................20
     Section 9.12 Language of Agreement...................................20

                             COORDINATION AGREEMENT

     COORDINATION AGREEMENT, dated as of July 31, 1995 (this "Agreement"), between FRANCE TELECOM, an EXPLOITANT PUBLIC formed under the laws of France ("FT"), and DEUTSCHE TELEKOM AG, an AKTIENGESELLSCHAFT formed under the laws of Germany ("DT").

                                    RECITALS
                                    --------

     WHEREAS, Sprint Corporation, a corporation organized under the laws of the State of Kansas (the "Company"), FT and DT have agreed to form a global Joint Venture to provide telecommunications services as provided in the Joint Venture Agreement dated as of June 22, 1995, among the Company, Sprint Global Venture, Inc., a wholly-owned subsidiary of the Company, FT and DT (the "Joint Venture Agreement"), and to pursue various telecommunications opportunities around the world as further provided therein; and

     WHEREAS, pursuant to an Investment Agreement, dated as of July 31, 1995, among the Company, FT and DT (the "Investment Agreement"), FT and DT have agreed to purchase from the Company shares of Class A Stock (such and other capitalized terms being used without definition in this Agreement having the meanings set forth in the documents referred to in the Glossary of Terms set forth in APPENDIX A hereto, which is incorporated by reference herein) of the Company, including, in certain cases (subject to satisfaction of certain conditions set forth in the Relevant Documents), Class A Common Stock representing in the aggregate approximately 20% of the outstanding common equity of the Company; and

     WHEREAS, pursuant to the Investment Agreement:

     (a) (i) FT, DT and the Company will enter into the Stockholders' Agreement, the Registration Rights Agreement and the Standstill Agreement, (ii) FT and the Company shall enter into the FT Investor Confidentiality Agreement, and (iii) DT and the Company shall enter into the DT Investor Confidentiality Agreement (all such agreements, together with the Investment Agreement, are collectively referred to as the "Investment Documents"); and

     (b) the Company will duly adopt the Amendment, the Bylaws Amendment and the amendment to the Rights Agreement contemplated in the Investment Agreement (the Articles, Bylaws and Rights Agreement, as so amended, are collectively referred to as the "Corporate Documents" and, together with the Investment Documents, the "Relevant Documents"); and

     WHEREAS, FT and DT will each hold their shares of Class A Stock separately; and

     WHEREAS, FT and DT desire to enter into this Agreement to coordinate their activities, and to specify their respective rights and obligations with regard to their investment in the Company;

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, each of the parties hereby agrees as follows:

                                   ARTICLE I

                           PRINCIPLES OF COORDINATION
                           --------------------------

     Section 1.1 Joint or Coordinated Action. The parties desire to coordinate the exercise of their respective rights and obligations as parties to the Investment Documents and as holders of Class A Stock under the Corporate Documents, and the parties shall make reasonable efforts in good faith to reach consensus on appropriate coordinated action within the necessary time frames. If the parties are unable to reach consensus on coordinated action despite their efforts pursuant to this Section 1.1, the relevant provisions of this Agreement shall apply.

     Section 1.2 Relative Shareholdings. For so long as the restrictions set forth in Section 7.5(b) of the Stockholders' Agreement (or any successor provision thereto) shall remain in effect, and notwithstanding any other provision hereof to the contrary, no party shall acquire or dispose of shares of Class A Stock or other Voting Securities of the Company if, as a result thereof, the ratio of the Committed Percentage of one party (and its Qualified Subsidiaries) to the Committed Percentage of the other party (and its Qualified Subsidiaries) would be greater than (i) until the Investment Completion Date, 1 to 1, and (ii) thereafter, 3 to 2.

     Section 1.3 Holdings of Associates. Each party shall make reasonable efforts to ensure that all of the Persons listed on Schedule A to the Investment Agreement (as to FT) or Schedule B to the Investment Agreement (as to DT) shall, in the aggregate, Beneficially Own Voting Securities of the Company representing less than 0.05% of the Voting Power of the Company. In addition, the parties shall consult with each other on a regular basis concerning such other arrangements as they may from time to time deem necessary or reasonably appropriate for the purpose of monitoring and administering the provisions of the Standstill Agreement relating to Voting Securities of the Company Beneficially Owned by such Associates.

     Section 1.4 No Impairment of Rights. Except with the concurrence of the other party or to the extent otherwise expressly required by this Agreement, no party shall take any action with respect to the subject matter of this Agreement if such action would impair the rights of the other party under this Agreement or any of the Relevant Documents or would impair the ability of the other party to comply with its obligations hereunder or thereunder.

     Section 1.5 Further Assurances. Each party shall, within any applicable time periods, execute and deliver such additional agreements, documents or other instruments as may be necessary, or as may be reasonably requested by the other party, to give effect to the rights and obligations provided for in this Agreement, to render effective the transactions contemplated hereby, and otherwise to carry out, to the fullest extent possible, the intent and purposes of this Agreement and to enable the parties to achieve the practical benefits intended hereby.

                                   ARTICLE II

                           PURCHASES OF CLASS A STOCK
                           --------------------------

     Section 2.1 Optional Purchase Rights. (a) If the Relevant Documents permit the parties to acquire shares of Class A Stock of the Company other than pursuant to Sections 2.1 through 2.5, inclusive, of the Investment Agreement (such non-excluded shares being the "Elective Shares"), then each party shall be entitled to purchase (directly from the Company, if appropriate, or otherwise pursuant to arrangements reasonably satisfactory to each party) half of such Elective Shares; provided that, at a time when one party Beneficially Owns fewer Voting Securities of the Company than the other party, the party owning fewer shares shall be entitled (but not obligated) to acquire as many (including all) of such Elective Shares as shall permit it to Beneficially Own the same number of Voting Securities of the Company as the other party after giving effect to the acquisition by both parties (or by such party, as the case may be) of all such Elective Shares. If the Relevant Documents specify a number of Elective Shares each party may purchase individually which is different from that amount determined pursuant to the preceding sentence, then the parties will make such arrangements as are reasonably necessary to enable each party to acquire the number of Elective Shares determined pursuant to the preceding sentence. Such arrangements may include having the party that wants to purchase fewer Elective Shares act as the nominee of the other party. Each party shall make reasonable efforts to purchase all of the Elective Shares which it is entitled to purchase pursuant to the Relevant Documents.

     (b) Except with respect to purchases made pursuant to Section 7.3 of the Stockholders' Agreement, each party shall, promptly (and, in any event, not later than fifteen days prior to any notification deadline set forth in the Relevant Documents) after becoming aware of its right to do so, notify the other party in writing of the extent to which it intends to purchase from the Company any Elective Shares to which it is entitled. If one party does not elect to purchase all of the Elective Shares to which it is entitled, then the other party may elect to purchase such number as it shall desire to purchase of the Elective Shares which the initial party has indicated it is not interested in purchasing, and the parties will make such arrangements as are reasonably necessary to enable such other party to acquire such Elective Shares. Such arrangements may include having the party that did not want to purchase such Elective Shares act as the nominee of the other party.

     Section 2.2 Pricing Elections. If, pursuant to Section 3(b)(iii)(x), 3(b)(iii)(y)(3)(A) or 3(b)(iii)(y)(4)(B) of the Class A Provisions, the parties shall be entitled to Fix the Conversion Price of their Class A Preference Stock at the Target Price, the New Target Price or 93.308% of the New Target Price, as the case may be, they shall confer in a timely manner and shall make reasonable efforts to agree on whether or not to exercise such election. If the parties cannot agree on the action to be taken, they shall not exercise such election.

     Section 2.3 Conversion Elections. (a) If, pursuant to Section 3(a)(iii) of the Class A Provisions, the parties shall be entitled to postpone the conversion of their Class A Preference Stock into Class A Common Stock, they shall confer in a timely manner and shall make reasonable efforts to agree on whether or not to exercise such election. If the parties cannot agree on the action to be taken, they shall notify the Company that they elect to postpone the conversion of their Class A Preference Stock.

     (b) If, pursuant to Section 3(b)(v) or 7(f)(ii) of the Class A Provisions, the parties shall be entitled to convert their Class A Preference Stock into Class A Common Stock or into Common Stock, as the case may be, they shall confer in a timely manner and shall make reasonable efforts to agree on whether or not to exercise such election. If the parties cannot agree on the action to be taken, they shall not exercise such election.

     (c) If, pursuant to Section 7(m) of the Class A Provisions, the parties shall be entitled to convert certain shares of their Class A Preference Stock into Common Stock, they shall confer in a timely manner and shall make reasonable efforts to agree on whether or not to exercise such election. If the parties cannot agree on the action to be taken, each party shall be entitled to elect to convert the number of its own such shares as it deems appropriate and all parties shall join in notifying the Company of each such election.

     Section 2.4 Redemption Election. If, pursuant to Section 7(n) of the Class A Provisions, the parties shall be entitled to request the Company to redeem their Class A Preference Stock, they shall confer in a timely manner and shall make reasonable efforts to agree on whether or not to exercise such election. If the parties cannot agree on the action to be taken, they shall notify the Company that they elect to have the Company redeem their Class A Preference Stock.

     Section 2.5 Qualified Stock Purchasers. If at any time the parties are permitted pursuant to the Relevant Documents to assign their rights to purchase shares to a Qualified Stock Purchaser, then the parties shall confer promptly to decide whether to assign such rights, and shall make reasonable efforts to agree on a single Qualified Stock Purchaser to act jointly for both of them. If the parties cannot agree on such a single Qualified Stock Purchaser or on any of the material terms relating thereto, they may each proceed independently.

                                  ARTICLE III

                           PURCHASES OF COMMON STOCK
                           -------------------------

     Section 3.1 Applicability. Until the Minimum Holding Termination Date, all purchases of Common Stock by the parties from a Person other than the Company shall be made only as provided in this Article III. The term "Minimum Holding Termination Date" shall mean the earliest of (i) the date on which the Transfer Restrictions are terminated pursuant to Section 2.6 of the Stockholders' Agreement, (ii) the date on which all of the Class A Stock converts to Common Stock of the Company, and (iii) the tenth anniversary of the Initial Issuance Date.

     Section 3.2 Purchase Allocations. (a) If the Relevant Documents permit the parties to acquire shares of Common Stock or other Voting Securities of the Company (other than Class A Stock), then each party shall be entitled to purchase half of such shares or Voting Securities; provided that, at a time when one party Beneficially Owns fewer Voting Securities of the Company than the other party, then the party owning fewer shares shall, notwithstanding anything in this Agreement or in any Relevant Document, be entitled (but not obligated) to acquire as many (including all) of such additional shares as shall permit it to Beneficially Own the same number of Voting Securities of the Company as the other party after giving effect to the acquisition by both parties (or by such party, as the case may be) of all such additional shares. If the Relevant Documents specify a number of shares of Common Stock or other Voting Securities of the Company (other than Class A Stock) that each party may purchase individually which is different from that number of such shares determined pursuant to the preceding sentence, then the parties will make such arrangements as are reasonably necessary to enable each party to acquire the number of such shares determined pursuant to the preceding sentence. Such arrangements may include having the party that wants to purchase fewer such shares act as the nominee of the other party.

     (b) Promptly (and, in any event, not later than fifteen days prior to any notification deadline set forth in the Relevant Documents) after becoming aware of its right to do so, each party shall notify the other party in writing of the extent to which it intends to purchase shares of Common Stock in accordance herewith and with the Relevant Documents. If one party elects to purchase less than all (including none) of the Common Stock to which it is entitled, then the other party may elect to purchase all or any number of the shares of Common Stock which the initial party has indicated it is not interested in purchasing. The parties shall promptly agree upon a period (the "Market Purchase Period") within which they plan to purchase the shares of Common Stock they each have agreed to purchase (the "Market Shares").

     Section 3.3 Coordination of Market Purchases. The parties shall establish a purchasing strategy with respect to all purchases of Market Shares designed to minimize the market impact of such purchases. To the greatest extent possible, the parties shall purchase Market Shares jointly in the same transactions and/or through the same brokers, with the number of shares purchased allocated pro rata in accordance with the allocation of Market Shares agreed to pursuant to Section 3.2.

                                   ARTICLE IV

                             GOVERNANCE PROVISIONS
                             ---------------------

     Section 4.1 Voting of Securities. (a) Promptly following notice from the Company that the holders of the Class A Stock may vote on or take any Class A Action with respect to any issue unrelated to the election of Class A Directors, the parties shall confer in good faith to come to a common position on how to vote on or take such Class A Action with respect to such issue. Each party shall, mindful of its obligation pursuant to Section 7.5(b) of the Stockholders' Agreement, make reasonable efforts to accommodate, to the greatest extent practicable and in a manner reasonably satisfactory to each party, the position of the other party. In the exceptional circumstance that, notwithstanding the foregoing and after consultation at the highest levels, the parties are unable to agree upon a common position on such issue, the parties shall abstain from voting on such issue or shall abstain from taking such Class A Action with respect to such issue, as the case may be.

     (b) Following the conversion of all of the Class A Stock into shares of Common Stock of the Company, each party shall, if so requested by the other party (i) confer in good faith concerning any issue upon which the Common Stock shall be entitled to vote, and (ii) make reasonable efforts to come to a common position if possible on how to vote with respect to such issue.

     (c) Each party shall cause its Qualified Subsidiaries to vote the shares of Class A Stock held by them in accordance with any agreement reached with respect thereto pursuant to this Section 4.1.

     Section 4.2 Mutual Support of Board Nominees. The parties shall confer to ensure that each of their candidates to the Company's board of directors is chosen from substantially equivalent levels of management within their respective organizations. A party may nominate a board candidate from outside such party's organization only with the consent of the other party. In any election of Class A Directors by the Class A Holders, each party shall vote its shares of Class A Stock in support of the candidate or candidates nominated by the other party.

     Section 4.3  Number of Directors.  Except as otherwise provided in this
Section 4.3, each of the parties shall be entitled to nominate to the board of directors of the Company one-half of the total number of Class A Directors that the holders of Class A Stock have the right to elect. If the number of Class A Directors is an odd number, then the right to appoint the remaining director shall rotate between the parties from year to year, with the appointment right in the first year determined by lot.

     Section 4.4 Committee Representation. Each party shall be entitled to designate one-half of the number of Class A Directors that the holders of Class A Stock are entitled or permitted to nominate to the Executive Committee and each other committee of the board of directors of the Company; provided that, if the holders of Class A Stock are entitled to nominate only one or any other odd number of directors to a committee, then the right to designate the sole or odd-numbered director shall alternate in a manner reasonably agreed to by the parties.

     Section 4.5 Replacement of Directors. At the request of one party, the other party shall vote its shares of Class A Stock to remove the director or directors nominated by such requesting party, and shall vote its shares of Class A Stock to elect or appoint as directors any replacements therefor nominated or designated by such requesting party.

     Section 4.6 Stockholder Matters. Except as provided in the following sentence, each of the parties shall attend all meetings of the stockholders of the Company either in person (through an authorized officer, employee or agent of such party) or by proxy. If either party wishes not to attend any such meeting in person, it shall notify the other party in writing in advance thereof and shall grant such proxy to the other party (or to its officers, employees or agents who will be acting for such other party) if such other party so requests. Nothing in this Section 4.6 shall be construed as limiting the manner in which any party may vote on any matter, whether in person, by written consent or by proxy.

     Section 4.7  Actions with Respect to Obligations of the Company.

          (a) Waivers or Consents. Each party shall promptly notify the other in writing of its receipt of any request from the Company for a waiver of a requirement that the Company perform any of its obligations under the Relevant Documents or for a consent (other than any consent of the nature referred to in Section 4.1(a)) to any action to be taken by the Company.
     If the parties cannot agree on whether to grant such waiver or consent, as the case may be, such waiver or consent shall not be granted; provided that either party may grant such a waiver or consent if such waiver or consent
     (i) relates to any action, omission or set of facts or circumstances solely affecting such party, and (ii) would not impair in any manner the rights of the other party under, or impair in any manner the ability of the other party to comply with its obligations under, this Agreement or the Relevant Documents.

          (b) Declarations of Breach or Default. Each party shall confer promptly with the other if it is concerned that the Company (or any related party) may have breached of any of its (or such related party's) obligations under the Relevant Documents. If, after such consultations, the parties cannot agree on whether to declare formally that such a breach constitutes a default under the Relevant Documents, such declaration shall not be made; provided that (i) either party may make such a declaration if such declaration (x) relates to any action, omission or set of facts or circumstances solely affecting such party, and (y) would not impair in any manner the rights of the other party under, or impair in any manner the ability of the other party to comply with its obligations under, this Agreement or the Relevant Documents, and (ii) nothing in this clause

     (b) shall estop or otherwise limit the ability of a party to assert by way of defense or counterclaim that such a breach or default has occurred.

                                   ARTICLE V

                              LONG DISTANCE ASSETS
                              --------------------

     Section 5.1 Sale of Long Distance Assets. (a) If the parties receive an LD Sale Notice from the Company pursuant to Section 3.1(c) of the Stockholders' Agreement, each party shall be entitled to purchase a 50% undivided interest in the Specified Long Distance Assets subject to such LD Sale Notice. Each party shall make reasonable efforts to exercise its rights to purchase Specified Long Distance Assets pursuant to the Relevant Documents.

     (b) Within thirty days of its receipt of an LD Sale Notice, each party shall notify the other party in writing of the amount, if any, of the undivided interest in such Specified Long Distance Assets such party is willing to purchase. If one party elects not to purchase the entire undivided interest to which it is entitled in such Specified Long Distance Assets, then the other party may purchase all or any portion of the undivided interest therein which the first party has elected not to purchase.

     (c) If, after giving effect to the foregoing, the parties have elected between them to purchase less than all of the Specified Long Distance Assets, then the parties shall promptly notify the Company in writing that they shall not purchase such Specified Long Distance Assets. If, after giving effect to the foregoing, the parties have elected (or if one party, in accordance with the foregoing, has elected) to purchase all of such Specified Long Distance Assets, the parties shall so notify the Company in writing and shall take all actions necessary to purchase such Specified Long Distance Assets from the Company.
Such actions shall, to the extent necessary or reasonably appropriate, be performed by each party (whether or not such party is an acquiring party) and shall include the execution and delivery of such assignments, instruments of transfer and other instruments as are necessary or reasonably appropriate for the acquisition of such Specified Long Distance Assets. Each party shall be responsible for its share (based upon the undivided interest such party has agreed to purchase) of all costs relating to such purchase.

     Section 5.2 Qualified LD Purchasers. (a) If the parties are at any time permitted to assign their right to purchase Specified Long Distance Assets described in an LD Sale Notice to a Qualified LD Purchaser, they shall make reasonable efforts to agree upon a single Qualified LD Purchaser within the LD Option

Period described in Section 3.1(d) of the Stockholders' Agreement. If the parties shall have selected a single prospective Qualified LD Purchaser to act for them, they shall notify the Company of their selection.

     (b) If the parties cannot agree upon a single Qualified LD Purchaser or upon any of the material terms relating thereto, then each party may select a Qualified LD Purchaser to act for it alone; provided that it has first consulted with the other party and has made reasonable efforts to select a Qualified LD Purchaser to act for it reasonably acceptable to such other party. If each of the parties shall have selected a prospective Qualified LD Purchaser to act for it in accordance with the foregoing sentence, they shall notify the Company of their selections.

     (c) If, after giving effect to the foregoing, the parties are unable to select a single Qualified LD Purchaser to act for them collectively, or are unable to select Qualified LD Purchasers to act for them individually, the parties shall notify the Company of their election not to purchase the Specified Long Distance Assets described in the LD Sale Notice referred to above.

     Section 5.3 Lien Foreclosures. The provisions of this Article V shall apply, mutatis mutandis, to the parties' exercise of any right to purchase set forth in Section 3.1(b) of the Stockholders' Agreement arising out of the foreclosure or other execution upon Long Distance Assets encumbered by a Lien of the nature referred to in such Section 3.1(b).

                                   ARTICLE VI

                                SALES OF SHARES
                                ---------------

     Section 6.1 Right of First Offer. If either party (the "Selling Party") proposes at any time to Transfer shares of Class A Stock (or shares of Common Stock into which shares of Class A Stock have been converted pursuant to the Articles), other than to one of its Qualified Subsidiaries or to the other party or one of the other party's Qualified Subsidiaries, the Selling Party shall deliver a written notice (the "Offer Notice") to the other party (the "Offeree Party") setting forth in reasonable detail (i) the number of shares proposed to be Transferred, (ii) the price per share at which such shares are proposed to be Transferred, and (iii) any other terms and conditions of such offer which are material. If, within thirty days of its receipt of an Offer Notice, the Offeree Party has notified the Selling Party of its acceptance thereof, then the Offeree Party shall be obligated to purchase, and the Selling Party shall be obligated to sell, all (but not less than all) of the shares offered pursuant to the Offer Notice (or, if less, the maximum number of shares permitted to be acquired under Section 1.2 hereof) on the terms and conditions set forth therein (subject, however, to receipt of any required material Governmental Approvals or Third Party Approvals, compliance with Applicable Law, and the absence of any injunction or similar legal order prohibiting such Transfer). If the Offeree Party's purchase of such shares has not been consummated within 180 days of the date of the Offer Notice relating thereto, the Selling Party shall be entitled to Transfer such shares to any other Person on terms no more favorable than those set forth in such Offer Notice.

     Section 6.2 Sales of Shares to the Company. If the parties shall be obligated to sell shares of Class A Stock to the Company pursuant to the Relevant Documents, they shall confer promptly to decide upon all requisite terms upon which such sale is to be consummated that may need to be decided by them. If the parties shall have the right to sell shares of Class A Stock to the Company pursuant to the Relevant Documents and the Relevant Documents do not expressly state the number of shares each party may sell to the Company or do not expressly state some other material term or condition of such sale, the parties shall confer promptly to decide whether to sell such shares to the Company and/or to decide upon all requisite additional terms upon which such sale is to be consummated. If the parties are unable to agree on the terms upon which to exercise a right to sell shares to the Company, then they shall notify the Company in writing of their decision not exercise such right.

     Section 6.3 Coordination of Market Sales. With respect to all sales by the parties of Voting Securities of the Company not otherwise covered hereby, the parties shall make reasonable efforts to agree upon a selling strategy with respect to such sales designed to minimize the market impact of such sales.

     Section 6.4 Registration Rights. Prior to exercising any demand registration right pursuant to the Registration Rights Agreement, the parties shall make reasonable efforts to agree on whether to exercise such right together and, if so, on the timing and the other material terms thereof (including, if applicable, the selection of a managing or lead underwriter or underwriters therefor). If either party does not desire to exercise such a demand registration right at such time and only three or fewer such demands remain under the Registration Rights Agreement, then the other party may proceed only with the consent of the former (which consent shall not be unreasonably delayed or withheld). With respect to each demand registration in which both parties are participating, the parties shall request the Company to register a number of shares equal to the sum of the number of shares each party wishes to register, and any scale-backs or other reductions in the number of shares registered shall be allocated between the parties pro rata in accordance with their initial requests. Each party may exercise all incidental registration rights pursuant to the Registration Rights Agreement independently of the other party.

                                  ARTICLE VII

                        CHANGE OF CONTROL OF THE COMPANY
                        --------------------------------

     Section 7.1 Joint Action. If the parties shall have the right under the Relevant Documents to propose any transaction having the goal of obtaining Control of the Company (a "Control Proposal"), they shall confer promptly to decide whether (and, if applicable, how) to make such Control Proposal. If both parties desire to make a Control Proposal, then they must act jointly or not at all. If one party (the "Bidding Party") desires to make a Control Proposal and the other party does not, then Bidding Party may proceed only with the consent of the other party.

     Section 7.2 Competing Proposals. Each party hereby agrees, except as their fiduciary or other statutory duties may otherwise require, not to Transfer its shares of Class A Stock (or of any Common Stock into which such shares may be converted pursuant to the Articles) to a Person making a Control Proposal in competition with any Control Proposal being made by the Bidding Party in conformity with Section 7.1.

                                  ARTICLE VIII

                                INDEMNIFICATION
                                ---------------

     Section 8.1 Indemnification. Each party (in such capacity, the "Indemnifying Party") hereby indemnifies, and holds the other party (the "Indemnified Party") harmless from and against, any and all losses, liabilities, damages, obligations, deficiencies, payments, costs and expenses (including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements, and compromises relating thereto and reasonable attorneys' fees and expenses of investigation in connection therewith), but excluding indirect, incidental and consequential damages, damages relating to lost business opportunities and indirect or intangible losses) (each such non-excluded item an "Indemnifiable Loss") suffered by the Indemnified Party arising out of, or due to, directly or indirectly:

          (a) any breach of any covenant or agreement to be performed by the Indemnifying Party under this Agreement;

          (b) any breach of any covenant or agreement to be performed by the Indemnifying Party (whether to be performed alone or jointly with the Indemnified Party) in favor of the Company or any other Person under any of the Relevant Documents; or

          (c) any inaccuracy or other breach of any representation or warranty made by the Indemnifying Party in favor of the Company or any other Person under any of the Relevant Documents.

     Section 8.2 Additional Provisions. The parties shall cooperate in good faith regarding the defense, settlement and compromise of any third party claims and the retention of legal counsel with respect thereto. Any claim with respect to an Indemnifiable Loss made pursuant hereto shall be asserted in writing by the Indemnified Party to the Indemnifying Party within 30 days of the Indemnified Party's discovery of such Indemnifiable Loss. Except as provided in
Section 9.8(c), this Article VIII shall be the sole and exclusive remedy of the parties with respect to any matter covered by Section 8.1. In addition, the dispute resolution procedures referred to in Section 9.8(b) shall be the sole and exclusive means for resolving any dispute between the parties with respect to any matter covered by Section 8.1.

                                   ARTICLE IX

                                 MISCELLANEOUS
                                 -------------

     Section 9.1 Termination. (a) This Agreement shall terminate and be of no further force and effect on the date of the termination of the Investment Agreement, in the event that the Investment Agreement is terminated in accordance with Section 10.1 thereof prior to the occurrence of the First Closing thereunder.

     (b) In addition, after the First Closing under the Investment Agreement, this Agreement shall terminate and be of no further force and effect on the date on which neither of the parties shall own any shares of Class A Stock; provided that:

          (i) the provisions of Sections 4.2 through 4.6, inclusive, shall survive until the date, if later, on which the parties shall have permanently lost their rights to be represented on the Company's Board of Directors pursuant to ARTICLE FIFTH of the Articles;

          (ii) the provisions of Sections 4.1(b), 6.1, 6.3 and 6.4 shall survive until the date, if later, which is the earlier of (x) the date on which the Registration Rights Agreement terminates in accordance with its terms and
     (y)
     the date on which only one of the parties hereto owns any Voting Securities of the Company; and

          (iii) any right or remedy of a party under this Agreement arising during or relating to periods prior to such termination, including pursuant to Article VIII, shall survive such termination.

     Section 9.2 Notices. All notices and other communications required or permitted by this Agreement shall be made in writing, and any such notice or communication shall be deemed delivered when delivered in person (including by courier), transmitted by telex or facsimile, or seven days after it has been sent by air mail, as follows:

     If to FT:

          6 place d'Alleray
          75505 Paris Cedex 15
          France
          Attn:  Executive Vice President - International
          Tel:   (33-1) 4444-1994
          Fax:   (33-1) 4654-5369

     with a copy to:

          Debevoise & Plimpton
          875 Third Avenue
          New York, New York 10022
          U.S.A.
          Attn:  Louis Begley, Esq.
          Tel:   (212) 909-6273
          Fax:   (212) 909-6836

     If to DT:

          Friederich-Ebert-Allee 140
          D-53113 Bonn
          Germany
          Attn:  Chief Executive Officer
          Tel:   (49-228) 181-9000
          Fax:   (49-228) 181-8970
     with a copy to:

          Mayer, Brown & Platt
          2000 Pennsylvania Avenue, N.W.
          Washington, D.C. 20006
          U.S.A.
          Attn:  Werner Hein, Esq.
          Tel:   (202) 778-0726
          Fax:   (202) 861-0473

The parties to this Agreement shall promptly notify each other in the manner provided in this Section 9.2 of any change in their respective addresses; provided that a notice of change of address shall not be deemed to have been given until actually received by the addressee. Communications by telex or facsimile also shall be sent concurrently by mail, but shall in any event be effective as stated above.

     Section 9.3 Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, each party. No failure or delay of any party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

     Section 9.4 No Partnership. This Agreement is not intended, nor should anything herein be construed, to create the relationship of partners, principal and agent, employer and employee, or other fiduciary relationship between the parties or among the parties and the Company.

     Section 9.5 Binding Agreement; Transfers; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except as set forth herein and by operation of law, no party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of each other party to this Agreement. Nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof, other than with respect to Qualified Subsidiaries pursuant to Section 9.7.

     Section 9.6 No Assignment of Certain Purchase Rights. No party shall, without the prior written consent of the other party, assign (other than to its Qualified Subsidiaries or any Qualified Stock Purchaser or Qualified LD Purchaser, as the case may be) any right held by it to purchase shares of Class A Stock or other Voting Securities of the Company or any right held by it to purchase Specified Long Distance Assets.

     Section 9.7 Qualified Subsidiaries. Each party shall cause its Qualified Subsidiaries to take such action as may be required to ensure such party's compliance herewith and with the Relevant Documents. To the extent permitted by the Relevant Documents, each party may assign to any of its Qualified Subsidiaries any right of such party pursuant to the Relevant Documents to acquire or dispose of Class A Stock or other Voting Securities of the Company or Specified Long Distance Assets; provided that such Qualified Subsidiary shall have executed and delivered an assumption agreement in form and substance reasonably satisfactory to the other party pursuant to which such Qualified Subsidiary shall be bound by the terms of this Agreement; and provided, further, that, notwithstanding the foregoing, the assigning party shall remain liable for the full and timely performance of all of its obligations hereunder. Each party agrees to act as agent for each of its Qualified Subsidiaries in connection with the receipt or giving of any and all notices or approvals under this Agreement and the Relevant Documents.

     Section 9.8  Governing Law; Dispute Resolution; Equitable Relief.

          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

          (b) Dispute Resolution. All disputes under and all disagreements as to the interpretation and effect of this Agreement shall be subject to the exclusive remedy of arbitration. For purposes hereof, the procedures set forth in Article 21 of the Joint Venture Agreement shall apply, mutatis mutandis.

          (c) Equitable Relief. Each party agrees that money damages would not be a sufficient remedy for the other parties hereto for any breach of this Agreement by it, and that in addition to all other remedies that may be available to the arbitral tribunal, the arbitral tribunal may order specific performance and injunctive or other equitable relief as a remedy for any such breach. Each party agrees not to oppose the granting of such relief, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

     Section 9.9 Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by applicable law, each party waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible.

     Section 9.10 Headings; Counterparts. The headings in this Agreement are for convenience of reference only and will not affect the construction of any provision hereof. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

     Section 9.11 Entire Agreement. This Agreement, together with the agreements and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     Section 9.12 Language of Agreement. The parties have negotiated and drafted this Agreement and the Memorandum of Understanding, dated June 14, 1994, among each of the parties hereto and the Company, in the English language, and have prepared successive drafts and the definitive texts of such Memorandum of Understanding and this Agreement in the English language. For purposes of complying with the loi n 94-665 du aout 1994 relative a l'emploi de la langue francaise, the parties have prepared a French version of the Agreement, which French version was executed and delivered simultaneously with the execution and delivery of the English version hereof, such English version having likewise been executed and delivered. The parties deem the French and English versions of this Agreement to be equally authoritative.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                              FRANCE TELECOM


                              By:      /s M. Charles Rozmaryn
                                   ----------------------------
                                   Name:
                                   Title:


                              DEUTSCHE TELEKOM AG


                              By:      /s Dr. Ron Sommer
                                   ----------------------------
                                   Name:
                                   Title:

                                  APPENDIX A

                               GLOSSARY OF TERMS

Term                                             Where Defined
----                                             -------------

Affiliate                                        Stockholders' Agreement

Agreement                                        Preamble to this Agreement

Amendment                                        Investment Agreement

Applicable Law                                   Stockholders' Agreement

Articles                                         Stockholders' Agreement

Beneficially Own                                 Stockholders' Agreement

Bidding Party                                    Section 7.1 of this Agreement

Bylaws                                           Stockholders' Agreement

Bylaws Amendment                                 Investment Agreement

Class A Action                                   Stockholders' Agreement

Class A Common Stock                             Investment Agreement

Class A Directors                                Articles

Class A Preference Stock                         Investment Agreement

Class A Provisions                               Articles

Class A Stock                                    Second Recital to this
                                                 Agreement

Committed Percentage                             Stockholders' Agreement

Common Stock                                     Articles

Company                                          First Recital to this Agreement

Conversion Price                                 Articles

Control Proposal                                 Section 7.1 of this Agreement

Corporate Documents                              Third Recital to this Agreement

DT                                               Preamble to the Agreement

Elective Shares                                  Section 2.1 of this Agreement

Fix                                              Articles

FT                                               Preamble to this Agreement

Government Approvals                             Stockholders' Agreement

Indemnifiable Loss                               Section 8.1 of this Agreement

Indemnified Party                                Section 8.1 of this Agreement

Indemnifying Party                               Section 8.1 of this Agreement

Initial Issuance Date                            Investment Agreement

Investment Agreement                             Second Recital to this
                                                 Agreement

Investment Completion Date                       Investment Agreement

Investment Documents                             Third Recital to this Agreement

Investor Confidentiality Agreement               Stockholders' Agreement

Joint Venture                                    Joint Venture Agreement

Joint Venture Agreement                          First Recital to this Agreement

LD Option Period                                 Stockholders' Agreement

LD Sale Notice                                   Stockholders' Agreement

Market Purchase Period                           Section 3.2(b) of this
                                                 Agreement

Market Shares                                    Section 3.3 of this Agreement

Minimum Holding Termination Date                 Section 3.1 of this Agreement

Offer Notice                                     Section 6.1 of this Agreement

Offeree Party                                    Section 6.1 of this Agreement

Person                                           Stockholders' Agreement

Qualified LD Purchaser                           Stockholders' Agreement

Qualified Stock Purchaser                        Stockholders' Agreement

Qualified Subsidiary                             Stockholders' Agreement

Registration Rights Agreement                    Stockholders' Agreement

Relevant Documents                               Third Recital to this Agreement

Rights Agreement                                 Stockholders' Agreement

Selling Party                                    Section 6.1 of this Agreement

Specified Long Distance Assets                   Stockholders' Agreement

Standstill Agreement                             Stockholders' Agreement

Stockholders' Agreement                          Articles

Subsequent Issuance Date                         Investment Agreement

Third Party Approvals                            Stockholders' Agreement

Transfer                                         Stockholders' Agreement

Transfer Restrictions                            Stockholders' Agreement

Voting Power                                     Standstill Agreement

Voting Securities                                Stockholders' Agreement